Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

This Second Amendment to Credit Agreement and Consent (herein, the “Amendment”) is entered into as of January 14, 2015, among Willdan Group, Inc., a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to the hereinafter defined Credit Agreement (the “Guarantors”), and BMO Harris Bank N.A. (the “Bank”).

PRELIMINARY STATEMENTS

A.               The Borrower, the Guarantors and the Bank entered into a certain Credit Agreement, dated as of March 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.             The Borrower has requested that the Bank consent to certain Acquisitions as described herein and make certain other amendments to the Credit Agreement, and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                             AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, effective as of the Second Amendment Effective Date, the Credit Agreement shall be and hereby is amended as follows:

1.1.                            Section 1.1 of the Credit Agreement shall be amended by amending and restating the defined term below in its entirety as follows:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, Letter of Credit Fees, and the commitment fees payable under Section 3.1(a), until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING FACILITY AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER DELAYED DRAW TERM LOAN FACILITY SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING FACILITY AND FINANCIAL LETTER OF CREDIT FEES SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER DELAYED DRAW TERM LOAN FACILITY SHALL BE:	APPLICABLE MARGIN FOR PERFORMANCE LETTER OF CREDIT FEES SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:

I	Less than 0.75 to 1.0	0.75%	1.25%	1.75%	2.25%	1.31%	0.20%

II	Less than 1.50 to 1.0, but greater than or equal to 0.75 to 1.0	1.00%	1.50%	2.00%	2.50%	1.50%	0.25%

III	Greater than or equal to 1.50 to 1.0	1.25%	1.75%	2.25%	2.75%	1.69%	0.30%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter ending on or after the Second Amendment Effective Date, the date on which the Bank is in receipt of the Borrower’s most recent financial statements (and, in the case of the Fiscal Year-end financial statements, audit report) for the Fiscal Quarter then ended, pursuant to Section 8.5.  The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the Fiscal Year-end financial statements, audit report) are required to be delivered under Section 8.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date.  In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Borrower if reasonably determined.

1.2.                            Section 1.1 of the Credit Agreement shall be amended by inserting new defined terms therein in their appropriate alphabetical order, each such defined term to read in its entirety as follows:

“Bonding Agreement” means, collectively, all contractual arrangements entered into by the Borrower or any of its Subsidiaries with providers of bid, performance or payment bonds.

“Bonds” means, collectively, all bonds issued by any Surety pursuant to a Bonding Agreement.

“Earn Out Obligations” means any cash earn out obligations, performance payments or similar obligations to a seller in respect of any Permitted Acquisition as partial consideration in connection with such Permitted Acquisition,  but excluding any working capital adjustments or payments for services or licenses provided by such seller.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) EBITDA (but determined for such purposes without giving effect to any extraordinary gains or losses) of the Borrower and its Subsidiaries during such period exceeds (b) the sum of (i) Interest Expense of the Borrower and its Subsidiaries payable in cash during such period, plus (ii) federal, state and local income taxes of the Borrower and its Subsidiaries payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Credit and excluding prepayments of the Term Loans made under Section 2.8), plus (iv) the aggregate amount of Unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during such period, plus (v) any increases in non-debt, non-cash working capital of the Borrower and its Subsidiaries for such period, plus (vi) the aggregate amount of payments required to be made, and actually made, by the Borrower and its Subsidiaries during such period in respect of all Earn Out Obligations to the extent permitted by this Agreement and not financed with proceeds of Indebtedness, minus (vii) any decreases in non-debt, non-cash working capital of the Borrower and its Subsidiaries for such period.

“Second Amendment Date Acquisitions” has the meaning set forth in that certain Second Amendment to Credit Agreement and Consent dated as of the Second Amendment Effective Date among the Borrower, the Bank and the Guarantors.

“Second Amendment Effective Date” means January 14, 2015.

“Seller Note” means any promissory note or notes issued by a Loan Party to the seller in respect of any Permitted Acquisition as partial consideration in connection with such Permitted Acquisition.

“Surety” means, collectively, any surety party to a Bonding Agreement.

1.3.                            The defined term “Permitted Acquisition” appearing in Section 1.1 of the Credit Agreement shall be amended by amending and restating clause (d) appearing therein to read as follows:

(d)                                 the Total Consideration for the Acquired Business shall not exceed $750,000 and, when taken together with the Total Consideration for all Acquired Businesses during the term of this Agreement, shall not exceed $1,500,000 in the aggregate;

1.4.                            Section 2.1 of the Credit Agreement shall be amended by deleting the amount “$2,500,000” appearing therein and replacing it with the amount “$3,000,000” in lieu thereof.

1.5.                            Section 2.8 of the Credit Agreement shall be amended by amending and restating clause (b)(vii) appearing therein and inserting a new clause (b)(viii), each to read in its entirety as follows:

(vii)                           Within 30 days after receipt of the Borrower’s year-end audited financial statements, and in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2015), the Borrower shall prepay the Obligations by an amount equal to 50% of Excess Cash Flow for the most recently completed fiscal year of the Borrower; provided, that if the Total Leverage Ratio is less than 1.25 to 1.00, as demonstrated in the written certificate of a Financial Officer delivered in connection with such financial statements as required by Section 8.5(j), then the Borrower shall not be required to comply with this Section 2.8(b)(vii) for such fiscal year then ended.  The amount of each such prepayment shall be applied to the outstanding Delayed Draw Term Loan until paid in full.

(viii)                        Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of the Delayed Draw Term Loan or any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Bank under Section 4.5.  Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.

1.6.                            Section 2.8 of the Credit Agreement shall be amended by amending and restating clause (c) appearing therein to read in its entirety as follows:

(c)                                  Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.  No amount of the Delayed Draw Term Loan paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining payments on the relevant Loans in the inverse order of maturity.

1.7.                            Section 2.12 of the Credit Agreement shall be amended by deleting the amount “$5,000,000” appearing therein and replacing it with the amount “$10,000,000” in lieu thereof.

1.8.                            Section 6.4 of the Credit Agreement shall be amended by amending and restating the first sentence thereof to read in its entirety as follows:

The Borrower shall use the proceeds of the Delayed Draw Term Loan to finance Permitted Acquisitions and to pay transaction expenses related to Permitted Acquisitions; and the Borrower shall use the proceeds of the Revolving Facility to refinance existing Indebtedness outstanding on the Closing Date, pay the transaction expenses related to the Loan Documents, to finance Permitted Acquisitions, to finance Capital Expenditures and for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws.

1.9.                            Section 6 of the Credit Agreement shall be amended by inserting a new Section 6.25 therein to read in its entirety as follows:

Section 6.25.                         Bonding Capacity.  The Borrower and its Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course.  The Borrower and its Subsidiaries are in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and no default has occurred thereunder.

1.10.                             Section 8.5 of the Credit Agreement shall be amended by amending and restating clauses (i) and (l) thereof to read in their entirety as follows:

(i)                                     promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary of a Loan Party or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Effect, (iii) the occurrence of any Default, (iv) any material amendment or other modification to any Bonding Agreement (together with a copy of such amendment or modification) and copies of any notices received under any Bonding Agreement, (v) any new Bonding Agreement entered into after the Closing Date (together with a copy of such agreement), or (vi) any event or change in circumstance that occurs regarding the bonding capacity or bonding requirements of either Borrower or any Subsidiary, including without limitation notice of (A) each reduction in the aggregate bonding capacity of the Borrower and its Subsidiaries of 20% or more of the aggregate bonding capacity of the Borrower and its Subsidiaries as in effect on the Second Amendment Effective Date, individually or in the aggregate, and (B) any failure or inability of the Borrower or a Subsidiary to obtain bonding for any new project that is committed to by the Borrower or a Subsidiary or the refusal of any bonding company or any other Surety to provide bonding for any such project;

(l)                                     promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of any Loan Document, including but not limited to an updated schedule of all Bonds outstanding, as the Bank may reasonably request.

1.11.                             Section 8.7 of the Credit Agreement shall be amended by deleting the word “and” at the end of clause (j), deleting the period at the end of clause (k), and adding new clauses (l), (m) and (n) as follows:

(l)                                     indebtedness arising from Seller Notes; provided that (x) all Indebtedness arising from any such Seller Notes shall be unsecured and subordinated to the Secured Obligations pursuant to subordination provisions or subordination agreements satisfactory to the Bank, and (y) the aggregate principal amount of all Indebtedness outstanding from any such Seller Notes shall not at any time exceed $4,250,000;

(m)                             indebtedness arising from Earn Out Obligations; provided that (x) all Indebtedness arising from any such Earn-Out Obligations shall be unsecured to the Secured Obligations, and (y) the aggregate principal amount of all Indebtedness outstanding from any such Earn Out Obligations shall not at any time exceed $7,900,000; and

(n)                                 guarantee obligations of the Borrower with respect to indebtedness arising from Seller Notes permitted by Section 8.7(l); provided that such guarantee shall be unsecured and subordinated to the Secured Obligations pursuant to subordination provisions or subordination agreements satisfactory to the Bank.

1.12.                             Section 8.8 of the Credit Agreement shall be amended by deleting the word “and” at the end of clause (i), deleting the period at the end of clause (j) and replacing it with the phrase “; and”, and adding a new clause (k) as follows:

(k)                                 Liens on equipment of any Loan Party or any Subsidiary of a Loan Party created solely for the purpose of securing indebtedness pursuant to a Bonding Agreement; provided that no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so connected to the applicable Bond (including assets used in connection with the related project or proceeds of the related project).

1.13.                             Section 8.23(a) and (b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(a)                                 Total Leverage Ratio.  As of the last day of each Fiscal Quarter, the Borrower shall not permit the Total Leverage Ratio to be greater than (i) 2.25 to 1.00 as of the last day of each of the first four Fiscal Quarters ending after the date of the consummation of the Second Amendment Date Acquisitions, and (ii) 2.00 to 1.00 as of the last day of each Fiscal Quarter ending thereafter.

(b)                                 Tangible Net Worth.  The Borrower shall at all times maintain Tangible Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) the greater of (A) $5,000,000 and (B) 85% of the Tangible Net Worth of the Borrower and its Subsidiaries as of March 31, 2015 plus (ii) for the first Fiscal Quarter of 2015, 50% of Net Income, and for each Fiscal Quarter thereafter, 50% of Net Income if such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Tangible Net Worth required to be maintained hereunder for any Fiscal Quarter in which Net Income is less than zero), plus or minus, as applicable, (iii) 80% of any adjustments to Tangible Net Worth of the Borrower and its Subsidiaries arising as a result of the consummation of the Second Amendment Date Acquisitions (such adjustments to be subject to the review and approval of the Bank).

1.14.                             Section 8.24 of the Credit Agreement shall be amended by deleting the word “and” at the end of clause (a), deleting the period at the end of clause (b) and replacing it with the phrase “; and”, and adding a new clause (c) as follows:

(c)                                  modify any term of any Bonding Agreement such that the Property subject to any Lien in favor of any Surety attaches to Property that is not in direct connection with the applicable Bond.

1.15.                             Article 8 of the Credit Agreement shall be amended by inserting a new Section 8.26 therein to read in its entirety as follows:

Section 8.26.                         Bonding Capacity.  The Borrower and its Subsidiaries shall (i) have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course, and (ii) be in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and shall not permit a default to occur thereunder, as set forth in, or otherwise permitted by, Section 6.25.

1.16.                             Section 9.1 of the Credit Agreement shall be amended by deleting the word “or” at the end of clause (j), deleting the period at the end of clause (k) and replacing it with the phrase “; or”, and adding a new clause (l) as follows:

(l)                                     Bonding Agreements:

(i) any Surety for the Borrower or any of its Subsidiaries for any reason ceases to issue bonds, undertakings or instruments of guaranty and the amount of such reduction in bonding capacity exceeds 20% or more of the aggregate bonding capacity of the Borrower and its Subsidiaries as in effect on the Second Amendment Effective Date and the Borrower and its Subsidiaries shall fail to cause another Person reasonably acceptable to the Bank (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries) to issue bonds, undertakings or instruments of guaranty within 30 days of the date that such original Surety ceased to issue bonds, undertakings or instruments of guaranty; or

(ii) (A) at any time, any Surety for the Borrower or any of its Subsidiaries shall violate any term of any agreement with the Bank to which it is a party, which violation would adversely affect the rights or interests of the Bank under the Loan Documents and such violation shall continue for a period of five (5) Business Days after the Bank’s delivery of written notice thereof to such Surety and the Borrower, (B) any Surety exercises any rights or remedies as a secured party with respect to any Collateral in excess of $100,000, or (C) any Surety takes possession of any Collateral in excess of $100,000 and such action continues for a period of ten (10) Business Days after the earlier of (A) the Bank’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of the Borrower having obtained knowledge thereof; or

(iii) the Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement, if the effect of such failure to pay, default or breach is to cause the related Surety to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and value of the contract or project that has been taken over by the related Surety exceeds $100,000; or

(iv) the Borrower or any Subsidiary breaches or defaults with respect to any term under any of the bonded contracts of the Borrower or such Subsidiary, if the effect of such default or breach is to cause the related Surety to take possession of the work under such bonded contract and value of the contract or project that has been taken over by the related Surety exceeds $100,000.

SECTION 2.                                             CONSENT.

Notwithstanding any term or provision of the Credit Agreement, including, without limitation, the definition of Permitted Acquisition and Section 8.9 thereof, the Bank does hereby consent to the imminent Acquisition by Willdan Energy Solutions, a California corporation, of (i)

100% of the equity interests of a certain corporation (the “Atlantic Acquisition”) and (ii) substantially all of the assets of an additional limited liability company (the “Circle Acquisition”; and together with the Atlantic Acquisition, the “Second Amendment Date Acquisitions”), and hereby waives any Default or Event of Default under, or other violation of, the Credit Agreement that will directly and solely result from use of proceeds for the Second Amendment Date Acquisitions.  The Bank affirms that the total consideration paid or payable (including all transaction costs, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisitions) in connection with the Second Amendment Date Acquisitions shall not be included for purposes of calculating the aggregate limits set forth in clause (d) of the definition of Permitted Acquisition.  Furthermore, the Bank affirms, without limiting the foregoing sentence, that each of the Atlantic Acquisition and the Circle Acquisition shall be deemed a “Permitted Acquisition” under the Credit Agreement.

This consent shall be limited specifically as written herein and shall not constitute a consent to any other transactions prohibited by the Credit Agreement.  This consent shall not be a waiver of any Default or Event of Default, except as expressly set forth herein.

SECTION 3.                                             CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.                            The Loan Parties and the Bank shall have executed and delivered this Amendment.

3.2.                            The Borrower shall have executed and delivered the replacement Delayed Draw Term Note attached as Exhibit A hereto.

3.3.                            The Bank shall have received a duly completed pro forma Compliance Certificate signed by a Responsible Officer of the Borrower demonstrating that after giving effect to the Second Amendment Date Acquisitions, the Total Leverage Ratio shall be no greater than 1.75 to 1.00 and the Borrower is otherwise in compliance with Sections 8.23(b) and (c) of the Credit Agreement.

3.4.                            The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Bank or its counsel may reasonably request.

3.5.                            Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

SECTION 4.                                             POST-CLOSING COVENANTS.

On the date in which the relevant Second Amendment Date Acquisition occurs but immediately prior to such Second Amendment Date Acquisition’s effectiveness:

4.1.         On the date of consummation of the Atlantic Acquisition, the Bank, the sellers under the Atlantic Acquisition and the Loan Parties shall have executed and delivered subordination agreements with respect to any Seller Notes issued in connection with the Atlantic Acquisition, which subordination agreements shall be in form and substance satisfactory to the Bank.

4.2.         On the date of consummation of the Circle Acquisition, the Bank, the sellers under the Circle Acquisition, the Borrower and the Loan Parties (as applicable) shall have executed and delivered subordination agreements with respect to any Seller Notes issued in connection with the Circle Acquisition and the Borrower’s guarantee of such Seller Notes, which subordination agreements shall be in form and substance satisfactory to the Bank.

4.3.         On the date of consummation of the Atlantic Acquisition, the Bank shall have received a certificate of a Responsible Officer of each Loan Party certifying that (i) after giving effect to the Atlantic Acquisition, no Default or Event of Default shall exist, (ii) the Atlantic Acquisition satisfies clauses (a), (b), (c), (h) and (i) of the definition of Permitted Acquisition, (iii) attached thereto are true, correct and complete copies of: (A) all agreements in connection with the Atlantic Acquisition, (B) all Seller Notes outstanding as of the date of the Atlantic Acquisition, (C) any guaranty agreements that guarantee any Indebtedness under any Seller Note entered into in connection with the Atlantic Acquisition, and (D) all Bonding Agreements the Loan Parties are a party to as of the date of the Atlantic Acquisition, which Bonding Agreements shall be in form and substance satisfactory to the Bank, and (iv) attached thereto is a true, correct and complete schedule of all Bonds outstanding on the date hereof.

4.4.         On the date of consummation of the Circle Acquisition, the Bank shall have received a certificate of a Responsible Officer of each Loan Party certifying that (i) after giving effect to the Circle Acquisition, no Default or Event of Default shall exist, (ii) the Circle Acquisition satisfies clauses (a), (b), (c), (h) and (i) of the definition of Permitted Acquisition, (iii) attached thereto are true, correct and complete copies of: (A) all agreements in connection with the Circle Acquisition, (B) all Seller Notes outstanding as of the date of the Circle Acquisition, (C) any guaranty agreements that guarantee any Indebtedness under any Seller Note entered into in connection with the Circle Acquisition, and (D) all Bonding Agreements the Loan Parties are a party to as of the date of the Circle Acquisition, which Bonding Agreements shall be in form and substance satisfactory to the Bank, and (iv) attached thereto is a true, correct and complete schedule of all Bonds outstanding on the date hereof.

4.5.         On the date of consummation of the Atlantic Acquisition, the Bank shall have received with respect to the Atlantic Acquisition (the “Additional Guarantor”):

(i)         UCC-1 financing statements, stock or other appropriate certificates along with undated, blank equity powers executed with respect thereto, if applicable, for all equity interests of the Additional Guarantor owned by a Loan Party, and executed counterparts of the Additional Guaranty Supplement and the Assumption and Supplement to Security Agreement (in each case in form and substance satisfactory to the Bank;

(ii)          any deposit account control agreements and landlord waivers, to the extent requested by the Bank to perfect its Lien on the Property of the New Guarantor;

(iii)          certificates showing the existence of all insurance policies required by Section 8.4 of the Credit Agreement, naming the Bank, as mortgagee/lender’s loss payee and additional insured;

(iv)          such certificates of resolutions or other similar action, incumbency certificates and/or other certificates of Responsible Officers of the Additional Guarantor as the Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which the Additional Guarantor is a party;

(v)         such documents and certifications as the Bank may require to evidence that the Additional Guarantor is duly organized or formed, and that the Additional Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          tax and judgment lien search results against the Additional Guarantor, and the Property of the Additional Guarantor evidencing the absence of Liens on its assets, except for Liens permitted by Section 8.8 of the Credit Agreement;

(vii)          pay-off and lien release letters from secured creditors, if applicable, (other than holders of Permitted Liens) of the Additional Guarantor and containing an undertaking to cause to be delivered to the Bank UCC termination statements, mortgage releases and any other lien release instruments reasonably necessary to release Liens on the assets of the Additional Guarantor, in form and substance acceptable to the Bank; and

(viii)           all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and a fully executed IRS Form W-9 (or its equivalent) for the Additional Guarantor.

4.6.         On the date of consummation of the Circle Acquisition, the Bank shall have received with respect to the Circle Acquisition and the limited liability company whose assets are being sold as part of the Circle Acquisition (such entity referred to as “Circle”):

(i)         tax and judgment lien search results against Circle, and the Property of Circle evidencing the absence of Liens on its assets, except for Liens permitted under Section 8.8 of the Credit Agreement;

(ii)          pay-off and lien release letters from secured creditors (other than holders of Liens permitted under Section 8.8 of the Credit Agreement) of Circle and containing an undertaking to cause to be delivered to the Bank UCC termination statements, mortgage releases and any other lien release instruments reasonably necessary to release Liens on the assets of Circle, in form and substance acceptable to the Bank;

(iii)          any deposit account control agreements and landlord waivers, to the extent requested by the Bank to perfect its Lien on the Property of Circle; and

(iv)          a copy of all Bonding Agreements entered into or assumed in connection with the Circle Acquisition and a schedule of all Bonds outstanding that are assumed as part of the Circle Acquisition.

SECTION 5.                                             REPRESENTATIONS.

In order to induce the Bank to execute and deliver this Amendment, the Borrower hereby represents to the Bank that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Bank) and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 6.                                             MISCELLANEOUS.

6.1.     The Borrower heretofore executed and delivered to the Bank the Security Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Secured Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Bank thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

6.2.     Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

6.3.     The Borrower agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

6.4.     This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

[SIGNATURE PAGE TO FOLLOW]

This Second Amendment to Credit Agreement and Consent is entered into as of January 14, 2015.

“BORROWER”

WILLDAN GROUP, INC.

By	/s/ Thomas D. Brisbin
Thomas D. Brisbin
President and Chief Executive Officer

“GUARANTORS”

ELECTROTEC OF NY ELECTRICAL INC.
PUBLIC AGENCY RESOURCES
WILLDAN ENERGY SOLUTIONS
WILLDAN ENGINEERING
WILLDAN ENGINEERS AND CONSTRUCTORS
WILLDAN FINANCIAL SERVICES
WILLDAN HOMELAND SOLUTIONS
WILLDAN INFRASTRUCTURE
WILLDAN LIGHTING & ELECTRIC, INC.
WILLDAN LIGHTING & ELECTRIC OF CALIFORNIA
WILLDAN LIGHTING & ELECTRIC OF WASHINGTON, INC.

By	/s/ Thomas D. Brisbin
Thomas D. Brisbin
Chairman of the Board

[Signature Page to Second Amendment to Credit Agreement and Consent]

Accepted and agreed to.

BMO HARRIS BANK N.A.

	By	/s/ Brian Russ
		Name	Brian Russ
		Title	Vice President

[Signature Page to Second Amendment to Credit Agreement and Consent]

EXHIBIT A

DELAYED DRAW TERM NOTE

U.S. $3,000,000	January , 2015

FOR VALUE RECEIVED, the undersigned, WILLDAN GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to BMO Harris Bank N.A. (the “Lender”) or its registered assigns at the principal office of the Lender in Chicago, Illinois (or such other location as the Lender may designate to the Borrower), in immediately available funds, the principal sum of Three Million and 00/100 Dollars ($3,000,000) or, if less, the aggregate unpaid principal amount of all Delayed Draw Term Loans made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, together with interest on the principal amount of such Delayed Draw Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Delayed Draw Term Note (this “Note”) is the Delayed Draw Term Note referred to in the Credit Agreement dated as of March 24, 2014, by and among the Borrower, the Guarantors party thereto, and the Lender (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

This Note is issued in substitution and replacement for and continues to evidence the indebtedness previously evidenced by, that certain Delayed Draw Term Note of the Borrower dated March 24, 2014, in the face amount of $2,500,000.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

[REMAINDER INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WILLDAN GROUP, INC.
A Delaware corporation

By:	/s/ Stacy B. McLaughlin
Stacy McLaughlin
Chief Financial Officer

[Signature Page to Delayed Draw Term Note]